Exhibit 99.1

GrowGeneration Purchases All the Assets of Grand Rapids Hydroponics

Creates a GrowGen Michigan Operation in Excess of $15 Million

3rd Quarter Revenue is Tracking in Excess of $20 Million

DENVER, Sept. 3, 2019 - GrowGeneration Corp. (OTCQX: GRWG), ("GrowGen" or the "Company"),  the largest chain of specialty retail hydroponic and organic garden centers, with 23 locations, today announced that it has purchased the assets of Grand Rapids Hydroponics (GRH), with 1 location in Grand Rapids, MI. Following the acquisition, GrowGen now has 4 retail and warehouse locations in the Michigan market. The Company will update guidance at the end of the 3rd quarter.

GrowGen CEO Comments:

"Grand Rapids Hydro marks our 7th acquisition in 2019, adding an accretive $8.0 Million in revenue to our Company. GRH, strategically located in Grand Rapids, MI., adds one of the largest and highest volume hydroponic garden centers in the country. Further, this acquisition positions the Company to service the ever-growing Michigan market.  GRH has a seasoned team and we are excited that the founder, Christopher Nicholson will be continuing in an executive sales and business development role for GrowGen."

Michigan Market Overview:
The Michigan market is expected to reach $1.3 billion in 2021 and over $1.5 billion by 2023. Roughly 277,000 patients are registered with the state to grow their own cannabis or obtain it from 43,000 registered caregivers who can supply a limited number of people. The Michigan patient count is only 2nd to California.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 24 stores, which include 5 locations in Colorado, 5 locations in California, 2 location in Las Vegas, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, 3 locations in Maine, and 1 location in New Hampshire. GrowGen also operates an online superstore for cultivators, at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGen branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK
•	Instagram: growgen

SOURCE GrowGeneration